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                                                                    EXHIBIT 99.2

                                CBS CORPORATION
                              EARNINGS INFORMATION
                                 FIRST QUARTER
                                  (unaudited)


  (in millions except per share data)                               Three Months Ended
                                                                         March 31
                                                                  ----------------------
                                                                    1999          1998
                                                                  ----------------------
Revenues                                                          $ 1,768       $ 1,949

Operating expenses                                                 (1,461)       (1,645)
Depreciation and amortization                                        (149)         (130)
Residual costs of discontinued businesses                             (40)          (38)

                                                                  -------       -------
Operating costs and expenses                                       (1,650)       (1,813)
                                                                  -------       -------

Operating profit                                                      118           136

Other income and expenses, net                                         13             5

Interest expense, net                                                 (51)          (75)
                                                                  -------       -------

Income from Continuing Operations before income tax
   and minority interest in income of consolidated subsidiaries        80            66

Income tax expense                                                    (46)          (47)

Minority interest in income of consolidated subsidiaries               (9)           --
                                                                  -------       -------

Income from Continuing Operations                                      25            19

Discontinued Operations, net of income taxes:
   Gain on disposal of Discontinued Operations                        366            --

Extraordinary item:
     Loss on early extinguishment of debt                              (4)           --
                                                                  -------       -------

Net income applicable to common stock                                $387           $19
                                                                  =======       =======

Average shares outstanding - basic                                    693           698
Average shares outstanding - diluted                                  708           718

Basic earnings (loss) per common share:
   Continuing Operations                                           $ 0.04         $0.03
   Discontinued Operations                                         $ 0.53         $0.00
   Extraordinary item                                              $(0.01)        $0.00
                                                                  -------       -------

Basic earnings per common share                                     $0.56         $0.03
                                                                  =======       =======


Diluted earnings (loss) per common share:
   Continuing Operations                                           $ 0.04         $0.03
   Discontinued Operations                                         $ 0.52         $0.00
   Extraordinary item                                              $(0.01)        $0.00
                                                                  -------       -------

Diluted earnings per common share                                   $0.55         $0.03
                                                                  =======       =======